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Chris Doll (Investor Relations)    November 19, 2021
Christopher.Doll@53.com | 513-534-2345
Ed Loyd (Media Relations)
Edgar.Loyd@53.com | 513-534-6397

Fifth Third Bank Announces Redemption of Senior Bank Notes due February 1, 2022

CINCINNATI – Fifth Third Bancorp (Nasdaq: FITB) today announced that its subsidiary, Fifth Third Bank, National Association (the “Bank”), has submitted a redemption notice to the issuing and paying agent for redemption of all of the Bank’s outstanding floating rate senior notes due February 1, 2022 (CUSIP 31677QBQ1) issued in the principal amount of $300 million. The Bank notes will be redeemed on January 3, 2022 pursuant to their terms and conditions for an amount equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

About Fifth Third Bancorp
Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of September 30, 2021, the Company had $208 billion in assets and operated 1,100 full-service Banking Centers, and 2,336 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina and South Carolina. In total, Fifth Third provides its customers with access to approximately 52,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2021, had $541 billion in assets under care, of which it managed $61 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”